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                                                                Exhibit 99(c)(5)


                              FORM OF SUPPORT AGREEMENT


    SUPPORT AGREEMENT (this "Agreement"), dated as of August 3, 1998, by and between Zeigler Coal Holding Company, a Delaware corporation (the "Company"), and Chand B. Vyas ("Stockholder") .

    WHEREAS, concurrently herewith, the Company, Coal Ventures, Inc., a Delaware corporation ("Parent") and Zeigler Acquisition Corporation, a Delaware corporation and a subsidiary of Parent (the "Purchaser") are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"). Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement. Pursuant to the Merger Agreement, the Purchaser has agreed to make a tender offer on the terms and conditions set forth in the Merger Agreement (the "Offer") for any and all outstanding shares of common stock, par value $.01 per share (the "Shares"), of the Company, at $21.25 per share
(the "Offer Price") net to the seller in cash, to be followed by a merger (the "Merger") of the Purchaser with and into the Company;

     WHEREAS, as of the date hereof, Stockholder is the beneficial owner of 639,920 Shares (the "Owned Shares"); and

     WHEREAS, in recognition of the benefits to be received by the Stockholder in connection with and in order to facilitate and support the transactions contemplated by the Merger Agreement and the Offer, the Stockholder and the Company have agreed, subject to the terms and conditions of this Agreement, that the Stockholder will, among other things, tender pursuant to the Offer the Owned Shares, together with any Shares acquired after the date hereof and prior to the termination of the Offer, whether upon the exercise of options, conversion of convertible securities or otherwise (collectively with the Owned Shares, the "Tender Shares").

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Agreement to Tender.

     1.1 Tender. Stockholder hereby agrees to tender (or cause the record owner of such shares to tender), pursuant to and in accordance with the terms of the Offer no later than three business days prior to the Expiration Date, the Tender Shares and to not withdraw such Tender Shares, except following termination of this Agreement pursuant to Section 2 hereof. Stockholder



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hereby acknowledges and agrees that Purchaser's obligation to accept for payment and pay for the Tender Shares is subject to the terms and conditions of the Offer. Stockholder hereby authorizes the Company to permit Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) the Stockholder's identity and ownership of the Tender Shares and the nature of Stockholder's commitments, arrangements and understandings under this Agreement.

     1.2 Voting. Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called (or in any written consent in lieu thereof), Stockholder shall not vote the Tender Shares in favor of any Competing Transaction.

     1.3 No Inconsistent Arrangements. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Tender Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Tender Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Tender Shares, other than those that are intended to facilitate or which do not impede or impair Stockholder's compliance with the terms of this Agreement, (iv) deposit the Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding the foregoing, Stockholder may distribute or otherwise transfer the Tender Shares to its general partner and limited partners or other transferee, if applicable, provided that each such person will take such share subject to the terms and conditions of this Agreement and agrees so in writing at the time of transfer.

     1.4 No Solicitation. Stockholder hereby agrees that Stockholder shall not, and shall not permit or authorize any of his affiliates, representatives or agents to, directly or indirectly, solicit, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser or any of their affiliates or representatives) concerning any Competing Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or


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any other transactions contemplated by the Merger Agreement.  Seller will promptly cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Transaction. Any action taken by the Company or any member of the Board of Directors of the Company including, if applicable, Seller acting solely in such capacity, in accordance with the provisions of Section 6.09 of the Merger Agreement shall be deemed not to violate this Section 1.4.

     1.5 Reasonable Efforts. Subject to the terms and conditions of this Agreement, Stockholder hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to tender the Tender Shares as contemplated by this Agreement.

     1.6 Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that he may have.

     2. Termination. This Agreement and Stockholder's obligation to tender and vote the Tender Shares as provided herein shall terminate on the Termination Date. As used herein, the term "Termination Date" means the first to occur of
(a) the Effective Time, (b) contemporaneous with the termination of the Merger Agreement, (c) upon a change of the Board Recommendation that would give Parent the right to terminate the Merger Agreement, (d) termination or withdrawal of the Offer by Parent or the Purchaser, (e) written notice of termination of this Agreement by the Company to Stockholder, and (f) Purchaser's purchase of the Tender Shares pursuant to the Offer. Nothing contained in this Article 2 shall relieve any party from liability for any breach of this Agreement.

     3. Representation and Warranties. The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer Tender Shares and that, when the same are accepted for payment and paid for by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, claims and encumbrances and the same will not be subject to any adverse claim. In addition, to the extent that this Agreement is not terminated the undersigned shall promptly remit and transfer to the Depositary (as defined in the Offer Documents) for the account of the Purchaser the whole of any non-cash dividend, distribution or right issued to the undersigned on or after August [3], 1998, in respect of the Owned Shares, accompanied by appropriate documentation of transfer.

     4. Further Assurances. From time to time, at the Company's request and expense and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary


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to consummate and make effective the transactions contemplated by Section 1 of this Agreement.

     5.   Miscellaneous.

     5.1 Non-Survival. The representations and warranties made herein shall terminate on the Termination Date.

     5.2 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

     5.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telegram, telex or telecopy or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to (i) the Stockholder at the most recent address of the Stockholder shown on the records of the Company and (ii) the Company at 50 Jerome Lane, Fairview Heights, Illinois 62208, telecopy # 618-394-2411, Attention: General Counsel, with a copy to Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, telecopy # 212-446-4900, Attention: Glen E. Hess, P.C., or, in any case, to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     5.6 Specific Performance. Stockholder recognizes and acknowledges that a breach by him of any covenants or agreements contained in this Agreement will cause the Company to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore Stockholder agrees that in the event of any such breach the Company shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     5.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same


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Agreement.

     5.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     5.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     5.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, other than as specifically set forth below, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Company and Stockholder hereby agree that (i) neither of them shall amend, modify, supplement, terminate or in any other manner change their respective rights and obligations hereunder in any manner that will adversely effect the consummation of the Offer by Purchaser, (ii) that Parent and/or Purchaser may, in the event of a breach of this Agreement by Stockholder, require the Company to exercise its rights hereunder in order to obtain compliance herewith by the Stockholder, and (iii) to the extent the Company does not comply with any demand by Parent and/or Purchaser as contemplated by clause (ii) above, Parent and/or Purchaser will have the right to seek damages from the Company for the Company's failure to take the action contemplated by clause (ii) above.

                           *     *     *     *     *     *

     IN WITNESS WHEREOF, the Company and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                             ZEIGLER COAL HOLDING COMPANY


                          By: /s/ Chand B. Vyas
                             --------------------------
                             Name: Chand B. Vyas
                             Title: President and CEO

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                          /s/ Chand B. Vyas
                          ------------------------------
                          Print Name  Chand B. Vyas



                          NUMBER OF SHARES OWNED 639,920
                                                ---------